Exhibit 99.2

News Release

Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Brad Nelson
+1 212.896.1233 / +1 212.896.1217
 pcarlson@kcsa.com / bnelson@kcsa.com

FOR IMMEDIATE RELEASE

MagneGas Announces $3.88 Million Private Placement Transaction

Tarpon Springs, Florida – March 29, 2012 – MagneGas Corporation (“MagneGas” or the “Company”) (OTC BB: MNGA), the producer of a technology that converts liquid waste into a hydrogen-based metal working fuel and natural gas alternative, announced today that it has entered into a definitive agreement with investors to sell in a private placement an aggregate 19,412,500 shares of its common stock and warrants to purchase 9,706,250 shares of its common stock at a purchase price of $0.20 per unit, resulting in gross proceeds to the Company of approximately $3,882,500.00, before deducting placement agent fees and other offering expenses.  The warrants are exercisable at an exercise price of $0.40 per share and expire five years from the initial closing date. Pursuant to the terms of the definitive agreement, the Company expects to conduct two closings with parties to the definitive agreement.  The initial closing is expected to take place on Thursday, March 29, 2012 and the second closing is expected to take place on Monday, April 2, 2012.

Proceeds from the private placement will be used primarily to launch in full to the national metal working market by installing refinery filling stations, wholly owned and operated by MagneGas Corporation, and to significantly expand the Company’s fuel cylinder inventory to fill more and larger orders.

Northland Capital Markets acted as the exclusive placement agent for the transaction.  Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

The offer and sale of the shares have not been registered under the Securities Act of 1933, as amended, (“Securities Act”) and the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. MagneGas has agreed to file a registration statement covering the resale of the common stock issued in the private placement. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About MagneGas Corporation (www.magnegas.com)

Founded in 2007, Tampa-based MagneGas Corporation (OTC BB: MNGA) is the producer of MagneGasTM, a natural gas alternative and metal working fuel that can be made from industrial, municipal, agricultural and military liquid wastes following the receipt of appropriate governmental permits.

The Company’s patented Plasma Arc FlowTM process gasifies liquid waste, creating a clean burning hydrogen based fuel that is essentially interchangeable with natural gas, but with lower green house gas emissions. MagneGasTM can be used for metal working, cooking, heating, powering bi fuel automobiles and more.

About Northland Capital Markets

Northland Capital Markets is a full-service capital markets group focused on growth companies and their institutional and accredited investors.  Our investment banking services include public offerings of equity and convertible securities, PIPEs and Registered Direct offerings, private placements of equity and debt securities, and M&A advisory services. Our research group provides in depth research for leading small and mid-cap companies in growth sectors of the economy.  We have industry sector expertise in Clean Technology, Consumer, Healthcare, Financial Services, Industrials, Metals and Mining, Oil and Gas, and Technology.  Additionally, our institutional sales and trading group provides active market making and trading support for our institutional investors in our targeted sectors and coverage companies.  Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Company is currently using new antifreeze, vegetable oil and ethylene glycol to produce fuel until proper permits to process used liquid waste have been obtained.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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